Exhibit 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.
     IN WITNESS WHEREOF, the undersigned hereby execute this agreement on January 11, 2001.

/S/ EVERETT R. DOBSON
Everett R. Dobson, an individual

DOBSON CC LIMITED PARTNERSHIP,
an Oklahoma limited partnership

By RLD, INC., General Partner

By /S/ EVERETT R. DOBSON
Everett R. Dobson, President

/S/ STEPHEN T. DOBSON
Stephen T. Dobson, an individual